Exhibit 10.30

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

FIRST AMENDMENT TO THE RESEARCH AGREEMENT

This AMENDMENT TO THE RESEARCH AGREEMENT (“Amendment”) is executed to be effective this 13th day of November 2003, by and between Trimeris, Inc. (“Trimeris”), and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (collectively, “Roche”).

WHEREAS, Trimeris and Roche have previously entered into a Research Agreement (including its Appendices) dated effective as of the 1st day of January, 2000 by and between Trimeris and Roche (the “Agreement”), which sets forth the Parties rights, duties and obligations under the Agreement; and

WHEREAS, Trimeris and Roche desire to amend the Agreement to extend the term of the Joint Research Plan; and

WHEREAS, Section 13.7 of the Agreement permits the Parties to amend the Agreement to provide for changes or modifications of the Agreement mutually desired by Trimeris and Roche.

NOW, THEREFORE, in consideration for the foregoing promises and for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereby agree as follows:

1.	Section 1.34 shall be added as follows: “Third Party Costs” shall mean all costs paid by either Trimeris or Roche to any person or entity other than Trimeris or Roche or their Affiliates pursuant to the Joint Research Plan for the Extended Term.

2.	Section 3.1 of the Agreement shall be amended to indicate that the Joint Research Committee shall consist of two (2) representatives from each of Roche and Trimeris.

3.	Section 3.2 of the Agreement shall be amended to indicate that the Joint Research Committee shall meet at least quarterly.

4.	Section 3.3 of the Agreement shall be amended to indicate that in the event that the Joint Research Committee cannot reach consensus on a decision after referring the matter to the persons with management responsibility for research at Roche and Trimeris respectively, then the matter will be referred to the Joint Steering Committee for resolution, such committee being defined in Sections 3.2 and 3.3 of the Development and License Agreement dated July 1, 1999 by and between Trimeris, Inc., F. Hoffmann-La Roche, Ltd. and Hoffmann-La Roche Inc.

5.	Pursuant to Section 3.4, the Joint Research Plan for the Extended Term, along with the 2003 Budget for the 2003 Joint Research Plan activities including FTE and Third Party Costs therefor, shall be attached as Appendix E to the Agreement. For 2003, Roche will pay Trimeris for its share of FTE and Third Party Costs (a) an estimated total of * for FTE costs and (b) an estimated total of * for Third Party Costs, to be adjusted based on a reconciliation of actual expenditures as specified in Paragraph 6 of this Amendment below. The 2003 Budget payment from Roche to Trimeris will be in two installments: (a) * will be paid to Trimeris within 10 business days after execution of this Agreement; and (b) the balance of the FTE and Third Party Costs owed by Roche will be paid to Trimeris by no later than March 31, 2004 based upon the reconciliation of actual expenses incurred.

6.	Section 3.5 of the Agreement shall be amended by replacing the original section as follows.

The purpose of the Joint Research Plan is to identify and approve a Drug Candidate for pre-clinical and clinical development. The Joint Research Plan will avoid unnecessary duplication of work, responsibilities, and resources by the Parties and maximize utilization of the expertise of the Parties. A primary goal of the Joint Research Plan will be the equal allocation of responsibilities, costs, and contributions between the Parties when measured in the aggregate. The Parties shall share Third Party Costs and FTE costs equally (split 50/50), for implementing the Joint Research Plan in accordance with the work plan and assignment of responsibilities between the Parties as proposed by the Joint Research Committee in the Joint Research Plan approved by both Parties. In this regard, the Parties will contribute their share of the Joint Research Plan in terms of employee resources, as personnel resources and expertise permits, and, if necessary, a monetary payment by one Party to the other Party to cover personnel expenses and Third Party Costs incurred by the other Party which exceed 50%. The Parties will agree on a reconciliation of actual Third Party Costs and FTE costs incurred under the Joint Research Plan on a quarterly basis within 30 days of the end of a quarter. Within 30 days of the end of a calendar year, the Parties will agree on a reconciliation of actual Third Party Costs and FTE costs incurred for the year, and payment will be made by the appropriate Party to the other Party within 30 days of the final reconciliation. The equal sharing of the costs of the Joint Research Plan shall begin 01 January 2003 and extend to the termination of the Joint Research Plan. For the Extended Term, beginning 01 January 2003, the FTE rate under the Joint Research Plan is *, fully burdened, and shall be adjusted annually to be consistent with the then current FTE rate determined by the Joint Steering Committee pursuant to Section 3 of the Development and License Agreement dated July 1, 1999 by and between Trimeris, Inc., F. Hoffmann-La Roche, Ltd. and Hoffmann-La Roche Inc. From time to time, the Joint Research Committee may agree: (a) upon further research activities to be undertaken by the Parties including the scope and procedures for such research and responsibilities of each Party with respect to such research; and (b) update and amend the Joint Research Plan in writing to reflect such further research activities subject to the approval of both Parties. The Joint Research Committee (JRC) shall also establish a budget for FTE costs and Third Party Costs on an annual basis, to be ratified by the JRC and agreed in writing by both Parties within sixty (60) days after the beginning of each calendar year of the Extended Term. Each budget so approved will be attached to Appendix E of the Agreement as part of the Agreement.

7.	Section 3.6 shall be amended to indicate that the period of the Joint Research Plan shall be extended for a term of three (3) years, the extended term beginning on 01 January 2003 and ending on 31 December 2005 (“Extended Term”). With regard to further extensions of the Extended Term of the Joint Research Plan, Section 3.6 is hereby amended to indicate that the term of the Joint Research Plan, and the research efforts to be undertaken pursuant thereto, shall renew for additional one year periods subject to joint Agreement by both Parties and approval by the JRC, such approval to be made at least ninety (90) days prior to the expiration of any Extended Term or extension thereof. With regard to termination of the Joint Research Plan, the sentence in Section 3.6 reciting “In addition, the Joint Research Plan may be terminated at any time by mutual agreement of the Parties”, shall be amended as follows. “In addition, the Joint Research Plan may be terminated at any time by mutual agreement of the Parties prior to November 01, 2004. Effective November 01, 2004, either Party may terminate the Joint Research Plan by giving the other Party written notice of the intent to terminate at least sixty (60) days in advance of the termination date. Both Parties shall be liable for all Third Party Costs otherwise properly incurred pursuant to the Joint Research Plan, or Third Party Costs under the Joint Research Plan which have been committed to incur and which cannot be mitigated, as of the termination date. Such Third Party Costs shall be reconciled as actual Third Party Costs according to the process for reconciliation provided in amended Section 3.5 of the Agreement.”

8.	Section 2.4 of the Research Agreement defines certain rights of the Parties to sublicense Joint Research Patents outside the Field. By its terms such sublicense rights are limited to Joint Research Patents for uses of Drug Candidates which will not be developed by the Parties in the Field. As such, the Parties note that section 2.4 does not provide guidance as to the Parties’ respective rights with regard to Joint Research Patent rights which cover inventions apart from Drug Candidates and their uses such as process, formulation or other technology which may have application outside the Field (such rights hereinafter referred to as “Non-Drug Candidate Patent Rights). Accordingly, the Parties amend Section 2.4 by adding the following at the end thereof:

“Within Joint Research Patents, any Non-Drug Candidate Patent Rights which cover inventions made solely by employees or agents of one of the Parties shall be owned by that Party and shall be freely licensable by that Party outside of the Field. Within Joint Research Patents, any Non-Drug Candidate Patent Rights which cover inventions made jointly by employees or agents of both Parties shall be jointly owned by both Parties and shall be freely licensable by either Party outside of the Field; provided that the Party proposing such license shall request the approval of the other Party, and if approved, the Parties shall agree to an equitable sharing of revenue from any such license prior to its conclusion, the basis for reaching such agreement as set forth in the Research Agreement under this Section 2.4. “

The foregoing amendment to section 2.4 shall apply nunc pro tunc as of the effective date of the Research Agreement and continue through any Extended Term thereof.

9.	Entire Agreement. This Amendment, along with the Agreement previously executed by the Parties, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there is any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail in effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the day and year first above written.

TRIMERIS, INC.		HOFFMANN-LA ROCHE INC.

By:	/s/ DANI P. BOLOGNESI	By:	/s/ LEE E. BABISS
	Dani P. Bolognesi, Ph.D.	Name:	Lee E. Babiss, Ph.D.
	Chief Executive Officer	Title:	Vice President of Pre-Clinical
Research and Development

F. HOFFMANN-LA ROCHE LTD.

By:	/s/ BRAD BOLZON
Name:	Brad Bolzon, Ph.D.
Title:	Executive Vice President Business Development Licensing and Alliances

F. HOFFMANN-LA ROCHE LTD.

By:	/s/ STEFAN ARNOLD
Name:	Stefan Arnold
Title:	Global Licensing Attorney